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                                                             Contact: Brock Hill
                                                                  (626) 535-1932



                       COAST LITIGATION TRUST ANNOUNCES
                 CLAIMS COURT ENTRY OF JUDGMENT FOR GOVERNMENT

          PASADENA, Calif., October 29, 2001 - The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) (the "Trust") announced today that the United States Court of Federal Claims (the "Claims Court")) has entered judgment in favor of the government in connection with Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation"). By order dated October 18, 2001, the Claims Court ruled that no further proceedings in the Claims Court were necessary or appropriate in light of Coast Federal's previously disclosed statement that Coast Federal could not prove damages under its contract with the government as interpreted by the Claims Court's December 28, 2000 opinion and order that the regulatory capital arising from Coast Federal's contractual capital credit was not permanent but rather amortized over 12.7 years.

          Coast Federal intends to appeal the Claims Court's ruling to the United States Court of Appeals for the Federal Circuit (the "Court of Appeals"). Coast Federal's appeal will seek to have the Claims Court's December 28, 2000 ruling regarding the permanence of Coast Federal's capital credit reversed. Coast Federal maintains that the government's breach of Coast Federal's contractual right to a permanent, nonamortizing $299 million capital credit inflicted substantial damages that Coast Federal will pursue in full on remand if the Appeals Court accepts its view of the scope of its contractual rights.

          As previously disclosed, if the Court of Appeals upholds the Claims Court's December 28, 2000, ruling that the regulatory capital arising from Coast Federal's contractual capital credit was not permanent but rather amortized over
12.7 years, and Coast Federal is unsuccessful in subsequently obtaining certiorari to the United States Supreme Court, no award of monetary damages will be made to Coast Federal, and therefore no monetary payment will be possible from the Trust to certificateholders.

          The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##